                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
        SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                     Award Software International, Inc.
        -------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


   California                          0-28904               94-2893462
   ----------                          -------               ----------
(State or other                     (Commission           (I.R.S. Employer
jurisdiction of                     File Number)        Identification Number)
 incorporation)


            777 E. Middlefield Road, Moutain View, CA  94043-4023
            -----------------------------------------------------
                  (Address of principal executive offices)

                               (650) 237-6800
                               --------------
            (Registrant's telephone number, including area code)

               Common Stock, no par value per share ("Common")
          (Title of each class of securities covered by this form)

                                     N/A
                                     ---
                 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

 Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


[X] Rule 12g-4(a)(1)(i)    [_] Rule 12g-4(a)(2)(ii)  [_] Rule 12h-3(b)(2)(i)
[_] Rule 12g-4(a)(1)(ii)   [_] Rule 12h-3(b)(1)(i)   [_] Rule 12h-3(b)(2)(ii)
[_] Rule 12g-4(a)(2)(i)    [_] Rule 12h-3(b)(1)(ii)  [_] Rule 15d-6


Approximate number of holders of record as of the certification or notice date:
                                     one
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Award Software International, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                              AWARD SOFTWARE INTERNATIONAL, INC.



September 24, 1998            By:   /s/ George C. Huang
                                  --------------------------------------------
                                    GEORGE C. HUANG
                                    President and Chief Executive Officer